Exhibit 99.3
PRESS RELEASE
Evergreen Solar to Build Major New Manufacturing Facility in Massachusetts
Company Will Double Its Massachusetts Workforce
Marlboro, Massachusetts, April 17, 2007 – Evergreen Solar, Inc. (Nasdaq: ESLR), a manufacturer of solar power products with its proprietary, low-cost String Ribbon™ wafer technology, today announced its intention to significantly expand its manufacturing operations with a new facility expected to be located on the campus of the Massachusetts Technology Collaborative (MTC) in Westborough, Massachusetts. The Company’s Board of Directors has approved the construction of a new $150 million facility that will increase Evergreen Solar’s production capacity in Massachusetts by 70 MW and double its employee base in the state to more than 600 employees. Evergreen Solar currently operates its prototype production and manufacturing facility in Marlboro, Massachusetts.
“Over the last three years, we have shown that our string ribbon technology is scalable as we have increased annual sales fourfold to approximately $100 million in 2006 through our joint venture in Europe,” said Richard M. Feldt, Chairman, President and Chief Executive Officer of Evergreen Solar. “Our new plant in Massachusetts is a natural evolution of this market penetration as we focus on the significant opportunities in the United States. Several states aggressively pursued our planned new facility. Governor Deval Patrick’s vision for broad scale solar power adoption through an innovative solar incentive program as well as the creative financial incentive programs that the Governor, the Legislature and the Town of Westborough are expected to provide were key factors in our decision to expand in Massachusetts.”
“Evergreen Solar is one of the companies that is going to help us get clean energy right,” said Governor Patrick. “I am proud that my economic development and energy and environmental affairs teams are able to help Evergreen Solar grow and thrive right here in Massachusetts, and give us a head start toward building a clean energy economy.”
The Commonwealth of Massachusetts support program is expected to include up to $23 million in grants, up to $17.5 million in low-interest loans and a low-cost, 30-year lease of MTC land. Construction of Evergreen Solar’s new facility is planned to begin in early fall 2007 with completion expected in late 2008.
About Evergreen Solar, Inc.
Evergreen Solar, Inc. develops, manufactures and markets solar power products using proprietary, low-cost manufacturing technologies. The Company’s patented crystalline silicon technology, known as String Ribbon, uses significantly less silicon than conventional approaches. Evergreen Solar’s products provide reliable and environmentally clean electric power for residential and commercial applications globally. For more information about the Company, please visit www.evergreensolar.com. Evergreen Solar® is a registered trademark and String Ribbon™ is a trademark of Evergreen Solar, Inc.
Conference Call Information
Evergreen Solar management will conduct a conference call at 5:00 p.m. (ET) today to review this announcement and the Company’s first-quarter financial results and highlights. The conference call will be webcast live over the Internet. The webcast can be accessed by logging on to the “Investors” section of Evergreen Solar’s website, www.evergreensolar.com, prior to the event. The call also can be accessed by dialing (800) 819-9193 or (913) 981-4911 prior to the start of the call. For those unable to join the live conference call, a replay will be available from 8:00 p.m. (ET) on April 17 through midnight (ET) on April 23. To access the replay, dial (888) 203-1112 or (719) 457-0820 and refer to confirmation code 6088974. The webcast also will be archived on the Company’s website.
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of federal securities laws. Evergreen Solar cautions you that any statements contained in this press release that are not strictly historical statements constitute forward-looking statements. Such forward-looking statements include, but are not limited to: the Company’s ability to finalize arrangements concerning the new manufacturing facility and successfully complete its construction; the Company’s ability to increase its production capacity in Massachusetts to over 80 MW; the Company’s ability to attract and retain employees that will double its employee base; the availability of, and the Company’s ability to qualify for, the up to $23 million in grants and up to $17.5 million in low-interest loans, and a low cost 30-year lease of MTC land. These statements are neither promises nor guarantees, and involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Such risks and uncertainties include, among other things, the following factors: the risks associated with the construction of any large scale manufacturing facility; the conditions to which any government grant is subject; the risk that any government grant that has been or may be approved is subject to forfeiture or repayment in whole or in part if the Company fails to continue to meet the conditions for such grants or if such grants for any reason become unavailable; the Company has limited experience manufacturing large volumes of solar power products on a commercial basis; and the market for products such as the Company’s solar power products is heavily influenced by federal, state, local and foreign government regulations and policies, as well as the availability and size of government subsidies and economic incentives, over which the Company has little control. In addition to the foregoing factors, the risk factors identified in the Company’s filings with the Securities and Exchange Commission – including the Company’s Annual Report on Form 10-K filed with the SEC on February 27, 2007 (copies of which may be obtained at the SEC’s website at: http://www.sec.gov), could impact the forward-looking statements contained in this press release. Readers should not place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations, or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.
Contact:
Michael El-Hillow
Chief Financial Officer
Evergreen Solar, Inc.
508-357-2221 x7708
investors@evergreensolar.com
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